UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): November 15, 2017

OncoCyte Corporation

(Exact name of registrant as specified in its charter)

California	1-37648	27-1041563
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1010 Atlantic Avenue

Suite 102

Alameda, California 94501

(Address of principal executive offices)

(510) 775-0515

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [X]

Forward-Looking Statements

Any statements that are not historical fact (including, but not limited to statements that contain words such as “may,” “will,” “believes,” “plans,” “intends,” “anticipates,” “expects,” “estimates”) should also be considered to be forward-looking statements. Additional factors that could cause actual results to differ materially from the results anticipated in these forward-looking statements are contained in OncoCyte Corporation’s Form 10 filed with the Securities and Exchange Commission (“SEC”) under the heading “Risk Factors” and other filings that OncoCyte may make with the SEC. Undue reliance should not be placed on these forward-looking statements which speak only as of the date they are made, and the facts and assumptions underlying these statements may change. Except as required by law, OncoCyte disclaims any intent or obligation to update these forward-looking statements.

References to “OncoCyte,” “we” or “us” are references to OncoCyte Corporation

Section 1 - Registrant’s Business and Operations

Item 1.01 - Entry into a Material Definitive Agreement.

Effective November 15, 2017, we appointed Mitchell Levine as our new Chief Financial Officer and agreed to provide him the compensation described in Item 5.02 of this Report, which is incorporated into this Item 1.01 by reference.

Section 5 - Corporate Governance and Management

Item 5.02 - Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

We have appointed Mitchell Levine as Chief Financial Officer, effective November 15, 2017. Mr. Levine succeeds Russell Skibsted who is the Chief Financial Officer of our former parent company BioTime, Inc. (“BioTime”) and who served as our Chief Financial Officer as well with BioTime’s permission. We compensated BioTime for providing Mr. Skibsted’s services under a Shared Facilities and Services Agreement. Mr. Skibsted remains BioTime’s Chief Financial Officer.

Prior to being appointed as our Chief Financial Officer, Mr. Levine was managing partner of Kirby Cove Capital Advisors, which provides consulting services to life sciences investment funds regarding collaboration and investment in US-based life sciences companies. Mr. Levine was the founder and from 2002 to 2017 the managing member of Enable Capital Management, LLC, the general partner of Enable Growth Partners, LP which provided capital to technology, life sciences, consumer products, energy and manufacturing companies. Previously, Mr. Levine founded and managed Enable Capital, LLC and the Shemano Group, which provided capital to growth companies.

Mr. Levine will receive an annual salary of $330,000 and a grant of options to purchase 200,000 shares of OncoCyte common stock at an exercise price of $5.90 per share. Mr. Levine’s stock options will be subject to the terms and conditions of a stock option agreement and our Employee Stock Option Plan. Twenty-five percent of his options will vest, and thereby become exercisable, upon the completion of one year of employment by, and the balance will vest in 36 equal monthly installments commencing on the first anniversary of the date of grant, based upon his continued employment by OncoCyte, and will expire if not exercised within ten years from the date of grant.

Mr. Levine may also receive an additional grant of options to purchase 50,000 shares of OncoCyte common stock during 2018, subject to approval by the Board of Directors.

Mr. Levine may be eligible for an annual bonus equal to forty percent (40%) of his base annual salary, as may be approved by the Board of Directors in its discretion, based on his performance and achievement of goals or milestones set by the Board of Directors or the Compensation Committee from time to time. Ms. Levine will be eligible to participate in OncoCyte’s benefit programs, including, but not limited to retirement, pension, life, health, accident and disability insurance, equity compensation or other similar employee benefit plans which may be adopted by OncoCyte for its employees on the same terms as similarly situated and performing senior executives of OncoCyte.

Commencing August 1, 2018, Mr. Levine will be entitled to severance benefits in the event that his employment is terminated by us after that date without “cause” as will be defined in an Employment Agreement, or following a “change of control” of OncoCyte, also as will be defined in an Employment Agreement. If we terminate Mr. Levine’s employment without “cause” after August 1, 2018, the severance benefits will be payment of six months base salary. However, if the termination of his employment without “cause” occurs after August 1, 2018 and within twelve months following a “change of control,” his severance benefits will include twelve months base salary. In order to receive the severance benefits, Mr. Levine will be required to execute a general release of all claims against OncoCyte and to return all OncoCyte property in his possession.

The foregoing description of the terms of Mr. Levine’s employment arrangement is a summary only, does not purport to be complete. The full terms of Mr. Levine’s employment will be contained in an employment agreement which will be filed as an exhibit to our Annual Report on Form 10-K for the 12 months ending December 31, 2017.

Item 9.01 - Financial Statements and Exhibits

Exhibits

Exhibit Number	Description

99.1	Press Release, dated November 15, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ONCOCYTE CORPORATION

Date: November 15, 2017	By:	/s/ William Annett
William Annett
President and Chief Executive Officer